CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001	$306,000,000(1)	$35,067.60(2)

(1)	Assuming exercise in full of the underwriters’ over-allotment option.
(2)	The filing fee of $35,067.60 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-179650

Prospectus supplement

(To prospectus dated February 23, 2012)

8,000,000 Shares

Colfax Corporation

Common Stock

We are offering 8,000,000 shares of common stock to be sold in this offering. We will receive all of the net proceeds from the sale of such common stock.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “CFX.” On February 28, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $34.52 per share.

	Per Share	Total
Public offering price	$34.00	$272,000,000
Underwriting discounts and commissions	$1.36	$10,880,000
Proceeds, before expenses, to us	$32.64	$261,120,000

We have granted the underwriters an option to purchase up to an additional 1,000,000 shares from us at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $12,240,000 and the total proceeds, before expenses, to us will be $293,760,000.

Investing in our common stock involves certain risks. Before buying any shares, you should read this prospectus supplement, the related prospectus and all information incorporated by reference herein, including the discussion of material risks of investing in our common stock in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about March 5, 2012.

Joint Bookrunners

Deutsche Bank Securities	BofA Merrill Lynch

Co-Lead Manager

KeyBanc Capital Markets

Co-Managers

Baird	BB&T Capital Markets	RBC Capital Markets

Scotiabank	SunTrust Robinson Humphrey

The date of this prospectus is February 28, 2012.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operation, and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the common stock in two separate documents: (1) this prospectus supplement, which describes the specific terms of the common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and (2) the accompanying prospectus, which provides general information. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Where You Can Find More Information” on page S-11 of this prospectus supplement and page 1 of the accompanying prospectus.

We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “Colfax,” “we,” “us” and “our” refer to Colfax Corporation and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus supplement and the documents incorporated by reference in this prospectus supplement that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding: projections of revenue, profit margins, expenses, tax provisions and tax rates, earnings or losses from operations, impact of foreign exchange rates, cash flows, pension and benefit obligations and funding requirements, synergies or other financial items; plans, strategies and objectives of management for future operations including statements relating to potential acquisitions, compensation plans or purchase commitments; developments, performance or industry or market rankings relating to products or services; future economic conditions or performance; the outcome of outstanding claims or legal proceedings including asbestos-related liabilities and insurance coverage litigation; potential gains and recoveries of costs; assumptions underlying any of the foregoing; and any other statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Further, the forward-looking statements contained herein include statements about the expected effects of the acquisition of Charter International plc (“Charter”) by Colfax (the “Charter Acquisition”), the expected benefits from integrating Charter and other benefits associated with the Charter Acquisition, strategic options and all other statements contained herein regarding the Charter Acquisition other than historical facts. Forward-looking statements may be characterized by terminology such as “believe,” “anticipate,” “should,” “would,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “targets,” “aims,” “seeks,” “sees” and similar expressions. These statements are based on assumptions and assessments made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the following:

•	risks related to the Charter Acquisition including, but not limited to:

•	risks related to any unforeseen liabilities of Charter;

•	our ability to deliver the expected returns and accretive effects on our earnings within our expected timeframes for such returns, or at all;

•	our ability to successfully integrate Charter;

•	our additional leverage as a result of the Charter Acquisition, which may limit our flexibility in operating our business;

•	covenants made to equity investors in the Charter Acquisition that may limit our flexibility in operating our business; and

•	increased exposure to foreign currency risk;

•	risks associated with our international operations;

•	significant movements in foreign currency exchange rates;

•	changes in the general economy, as well as the cyclical nature of our markets;

•	our ability to accurately estimate the cost of or realize savings from our restructuring programs;

•	availability and cost of raw materials, parts and components used in our products;

•	the competitive environment in our industry;

•	our ability to identify, finance, acquire and successfully integrate attractive acquisition targets;

•	the amount of and our ability to estimate our asbestos-related liabilities;

•	material disruption at any of our significant manufacturing facilities;

•	the solvency of our insurers and the likelihood of their payment for asbestos-related costs;

•	our ability to manage and grow our business and execution of our business and growth strategies;

•	our recent substantial leadership turnover and realignment;

•	our ability and the ability of customers to access required capital at a reasonable cost;

•	our ability to expand our business in our targeted markets;

•	our ability to cross-sell our product portfolio to existing customers;

•	the level of capital investment and expenditures by our customers in our strategic markets;

•	our financial performance;

•	our ability to identify, address and remediate any material weaknesses in our internal control over financial reporting;

•	our ability to achieve or maintain credit ratings and the impact on our funding costs and competitive position if we do not do so; and

•	other risks and factors, listed in Item 1A. Risk Factors in Part I of our Annual Report on Form 10-K for the year ended December 31, 2011.

Any such forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. These forward-looking statements speak only as of the date they are made. We do not assume any obligation and do not intend to update any forward-looking statement except as required by law. See Item 1A. Risk Factors in Part I of our Annual Report on Form 10-K for the year ended December 31, 2011 for a further discussion regarding some of the reasons that actual results may be materially different from those that we anticipate.

SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the offering of our common stock. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully our common stock as well as other considerations that are important to you in making a decision to invest in our common stock. You should pay special attention to the “Risk Factors” section beginning on page S-11 of this prospectus supplement, and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2011 to determine whether an investment in our common stock is appropriate for you. This prospectus supplement and the accompanying prospectus include forward-looking statements that involve risks and uncertainties.

Overview

We are a diversified global industrial manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world. With the closing of the Charter Acquisition on January 13, 2012, we have transformed from a fluid-handling business into a multi-platform enterprise with a strong global footprint.

We offer our products under the Howden, ESAB, Colfax Fluid Handling brand names described below. We design, manufacture, install and maintain gas, fluid-handling and fabrication technology products for use in a wide range of markets, including power generation, oil and gas, mining, petrochemical, commercial marine and defense.

Our products and services are marketed worldwide. The markets served by our gas- and fluid-handling operating segment are highly fragmented and competitive. Our customer base is broadly diversified across many sectors of the economy, and we believe customers place a premium on quality, reliability, availability, design and application engineering support. Because we compete in selected market niches and we offer a diverse set of products and services, no single company competes directly with us across all of our markets. We believe the principal elements of competition in our served markets are the technical ability to meet customer specifications, product quality and reliability, brand names, price, application expertise and engineering capabilities and timely delivery and strong aftermarket support. Our management believes that we are a leading competitor in each of our markets.

We employ a comprehensive set of tools that we refer to as the Colfax Business System (“CBS”). CBS is a disciplined strategic planning and execution methodology designed to achieve excellence and world-class financial performance in all aspects of our business by focusing on the Voice of the Customer and continuously improving quality, delivery and cost. Modeled on the Danaher Business System, CBS focuses on conducting root-cause analysis, developing process improvements and implementing sustainable systems. Our approach addresses the entire business, not just manufacturing operations.

Acquisition of Charter International plc

On January 13, 2012, we completed the Charter Acquisition, pursuant to which Charter became our wholly owned subsidiary. Under the terms of the Charter Acquisition, Charter shareholders received 730 pence in cash and 0.1241 newly issued shares of Colfax common stock in exchange for each share of Charter’s ordinary stock. The Charter Acquisition was financed by a combination of new bank debt, new equity and cash on hand. The total value of the Charter Acquisition was approximately $2.6 billion, using a foreign exchange rate of 1.5330 $/£ and the $32.90 closing price of Colfax common stock on January 12, 2012. For 2011, Charter’s total revenues were £2.0 billion, of which approximately 67% and 33% were derived from ESAB and Howden divisions, respectively.

We believe that the Charter Acquisition will accelerate our growth strategy and has moved us toward our vision: a multi-platform enterprise with a strong global footprint. Charter is a leading player in key industrial markets and we believe its strong brands will enhance our business mix and profile, as well as provide significant growth opportunities. Howden, which focuses on gas handling, is expected to complement and extend our existing fluid-handling business and ESAB, which provides fabrication technology solutions, is expected to become the foundation of a new growth platform.

The combination is expected to:

•	enhance our business profile by providing a meaningful recurring revenue stream and considerable exposure to emerging markets;

•	enable the combined company to benefit from strong secular growth drivers, with a balance of short- and long-cycle businesses;

•	improve both margin and return on invested capital at Charter through application of CBS;

•	provide an additional growth platform in the fragmented fabrication technology industry; and

•	deliver significant earnings accretion, as well as double digit returns on invested capital within three to five years.

Operating Segments

We operate our Company through two distinct operating segments: Gas and Fluid Handling, consisting of Charter’s Howden business and the legacy Colfax Fluid Handling; as well as Fabrication Technology, consisting of Charter’s ESAB business.

Gas and Fluid Handling

We design, manufacture, install and maintain gas- and fluid-handling products for use in a wide range of markets, including power generation, oil and gas, mining, petrochemical, commercial marine and defense.

Our gas-handling products are principally marketed under the Howden brand name. Howden’s primary products are heavy-duty fans, rotary heat exchangers and compressors. The fans and heat exchangers are used in coal-fired power stations, both in combustion and emissions control applications, underground mines, steel sintering plants and other industrial facilities that require movement of large volumes of air in harsh applications. Howden’s compressors are mainly used in the oil and gas and petrochemical markets. Howden’s principal manufacturing and engineering facilities are located in Asia, Europe, North and South America, Australia and Africa. Our gas-handling products are generally sold directly, though independent distributors are also used.

Through our legacy Colfax Fluid Handling business, we design, manufacture and distribute fluid-handling products that transfer or control liquids in a variety of applications. We also sell replacement parts and perform repair services for our manufactured products. We manufacture and assemble our fluid-handling products at 13 principal locations in Europe, North America and Asia. This global manufacturing reach enables us to serve our customers wherever they choose to do business. Each of our fluid-handling manufacturing sites offers machining, fabrication and assembly capabilities that gives us the flexibility to source some of our products from multiple facilities. Our manufacturing facilities also benefit from the use of shared technology and collaboration across production lines, enabling us to increase operational efficiencies through the use of common suppliers and the duplication of production processes.

The manner in which our fluid-handling products and services are sold differs by region. Most of our sales in non-U.S. markets are made by subsidiaries located outside of the U.S., though we also sell into non-U.S. markets through various representatives and distributors and directly from the U.S. In countries with low sales volumes, we generally sell through representatives and distributors.

Our primary fluid-handling products, brands and their end uses include:

Fluid-Handling Products	Primary Brands	Primary End Uses

Pumps	Allweiler, Houttuin, Imo, Warren, Tushaco and Zenith	Commercial marine, oil and gas, machinery lubrication, power generation, defense, chemical and commercial construction

Fluid-Handling Systems	Allweiler, Baric, Fairmount Automation, Houttuin, Imo, LSC and Warren	Commercial marine, oil and gas, power generation and defense

Specialty Valves	Portland Valve	Global defense

Pumps

Rotary Positive Displacement Pumps—We believe that we are a leading manufacturer of rotary positive displacement pumps with a broad product portfolio and globally recognized brands. Rotary positive displacement pumps consist of a casing containing screws, gears, vanes or similar components that are actuated by the relative rotation of that component to the casing, which results in the physical movement of the liquid from the inlet to the discharge at a constant rate. Positive displacement pumps generally offer precise, quiet and highly efficient transport of viscous fluids.

Specialty Centrifugal Pumps—Centrifugal pumps use the kinetic energy imparted by rotating an impeller inside a configured casing to create pressure. While traditionally used to transport large quantities of thin liquids, our centrifugal pumps use specialty designs and materials to offer customers high quality, reliability and customized solutions for a wide range of viscosities, temperatures and applications. We position our specialty centrifugal pumps for applications where customers clearly recognize our brand value or in markets where centrifugal and rotary pumps are complimentary.

Fluid-Handling Systems

We manufacture complete fluid-handling systems used primarily in the oil and gas, power generation, commercial marine and global defense markets. We offer turnkey systems and support, including design, manufacture, installation, commission and service. Our systems include:

•	lubrication systems, which are used in rotating equipment in oil refineries and other process industries;

•	custom designed packages used in crude oil pipeline applications;

•	lubrication and fuel forwarding systems used in power generation turbines;

•	complete packages for commercial marine engine rooms; and

•	fire suppression systems for navy applications.

Specialty Valves

Our specialty valves are used primarily in naval applications. Our valve business has specialized machining, welding and fabrication capabilities that enable us to serve as a supplier to the U.S. Navy. In addition to designing and manufacturing valves, we also offer repair and retrofit services for products manufactured by other valve suppliers through our aftermarket support centers located in Portland, Maine and San Diego, California.

Fabrication Technology

We formulate, develop, manufacture and supply consumable products for use in the cutting and joining of steels, aluminum and other metals and metal alloys. Our fabrication technology products are principally marketed under the ESAB brand name, which we believe is a leading international welding company with roots dating back to the invention of the welding electrode. ESAB’s comprehensive range of welding consumables includes electrodes, cored and solid wires and fluxes. ESAB’s fabrication technology equipment ranges from portable units to large custom systems. Products are sold into a wide range of end markets, including wind power, shipbuilding, pipelines, mobile/off-highway equipment and mining.

Many of ESAB’s manufacturing facilities are located in low cost locations, in particular Central and Eastern Europe, South America and Asia. Our fabrication technology products are sold both through independent distributors and direct salespeople, depending on geography and end market.

Our Growth Strategy

We believe that we are well positioned to grow our businesses organically over the long term by enhancing our product offerings, expanding our customer base and broadening our geographic reach. We intend to do so using the following strategies:

•

Apply CBS to Drive Profitable Sales Growth and Increase Shareholder Value.    The core element of our management philosophy is CBS, which we implement in each of our businesses. CBS is a strategic planning and execution methodology designed to achieve world-class excellence in all aspects of our business. CBS focuses our organization on continuous improvement and performance goals by empowering our associates to develop innovative strategies to meet customer needs. Rather than a static process, CBS continues to evolve as we benchmark ourselves against best-in-class industrial companies.

•

Execute Market-Focused Strategies.    We believe that our key served markets are attractive due to their ongoing capital expenditure requirements, growth rates and global nature. We intend to develop and execute strategies in our various businesses focused on strengthening our position in these key markets.

•

Target Fast-Growing Regions by Leveraging Our Global Manufacturing, Sales and Distribution Network.    As our customers have become increasingly global in scope, we have increased our global reach to serve our customers by maintaining a local presence in numerous markets and investing in sales and marketing capabilities worldwide. We intend to continue to utilize our strong global presence and worldwide network of salespeople and distributors to capitalize on growth opportunities by selling regionally developed and/or marketed products and solutions throughout the world.

•

Develop New Products, Applications and Technologies.    We will continue to engineer our key products to meet the needs of new and existing customers and also to improve our existing product offerings to strengthen our market position.

•

Grow Our Offerings of Systems and Solutions.    We will continue to provide high-value-added gas and fluid handling solutions, as well as fabrication technology offerings, by utilizing our engineering and application expertise and our brand recognition and sales channels to drive incremental revenue. Part of our strategy is to continue to seek a greater share of overall project value by providing complete systems and solutions, particularly where we control or influence project design.

•

Continue to Pursue Strategic Acquisitions that Complement our Platform.    We expect to continue to grow as a result of strategic acquisitions. We believe that the fragmented nature of our industries presents substantial consolidation and growth opportunities for companies with access to capital and the management expertise to execute a disciplined acquisition and integration program. We believe that we can continue to identify a number of attractive acquisition candidates in the future and that strategic acquisition growth will give us a competitive advantage over small competitors through greater purchasing power, a larger global sales and distribution network and a broader portfolio of products and services. Additionally, we believe that the extensive experience of our leadership team in acquiring and effectively integrating acquisition targets should enable us to capitalize on these opportunities as they arise.

General

We were organized as a Delaware corporation in 1998. Our principal executive offices are located at Colfax Corporation, 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759. Our telephone number is (301) 323-9000. Our corporate website address is www.colfaxcorp.com. Except for the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as described under the “Incorporation by Reference” heading, the information and other content contained on our website are not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

Conflict of Interest

As described in “Use of Proceeds,” the net proceeds from this offering may be used to repay indebtedness, including indebtedness under our senior credit facility. Because certain affiliates of the underwriters are lenders under our senior credit facility and because more than

5% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of one or more underwriters, which underwriter or underwriters are participating in this offering and are members of the Financial Industry Regulatory Authority (“FINRA”), this offering is being conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

THE OFFERING

Common stock we are offering:	8,000,000 shares of common stock, par value $0.001 per share.

Common stock outstanding immediately after this offering:	92,761,760 shares of common stock.

Use of proceeds after expenses:	We estimate that the net proceeds of this offering will be $260,770,000, or $293,410,000 if the underwriters exercise their option to purchase additional shares in full. We expect to use the proceeds from the sale of the common stock for general corporate purposes.

New York Stock Exchange symbol:	CFX

The number of shares of common stock that will be outstanding immediately after this offering is based on 84,761,760 shares outstanding as of February 24, 2012 and the issuance by us of 8,000,000 shares of our common stock in this offering. Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement excludes shares of our common stock issuable pursuant to the exercise of the underwriters’ option to purchase additional shares, 5,856,502 shares of our common stock reserved for future issuance under our equity incentive plan and 12,173,291 shares of our common stock issuable upon conversion of our Series A perpetual convertible preferred stock (the “Series A Preferred Stock”).

RISK FACTORS

Investing in our common stock involves risks, including the risks described below that are specific to our common stock and those that could affect us and our business. You should not purchase shares of our common stock unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any shares of our common stock, you should consider carefully the risks and other information in this prospectus supplement and the accompanying prospectus and carefully read the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including those set forth in the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2011.

Risks Relating to Our Common Stock

The issuances of common stock and preferred stock pursuant to the Charter Acquisition may adversely affect the market price of our common stock.

As a result of the funding of the Charter Acquisition, there are an additional 41,014,762 shares of our common stock outstanding as well as an additional 12,173,291 shares of our common stock issuable upon conversion (at the initial conversion price) of the Series A Preferred Stock, which are entitled to participate with respect to any dividends or other distributions paid on our common stock. The shares of our common stock issued to Charter shareholders are freely transferable by former Charter shareholders who are not our affiliates.

In addition, we issued 14,756,945 shares of common stock and 13,877,552 shares of Series A Preferred Stock; 1,085,070 shares of common stock; 2,170,139 shares of common stock; and 2,170,139 shares of common stock to BDT CF Acquisition Vehicle, LLC (the “BDT Investor”), Markel Corporation (“Markel”), Mitchell P. Rales and Steven M. Rales, respectively, to partially fund the Charter Acquisition. We are unable to predict the potential effects of this issuance of our capital stock on the trading activity and market price of our common stock. Pursuant to the relevant registration rights agreements, we have granted the BDT Investor, Markel, Mitchell P. Rales and Steven M. Rales and their permitted transferees registration rights for the resale of the shares of our common stock acquired as a result of the Charter Acquisition and, with respect to the BDT Investor, shares of our common stock issuable upon conversion of the Series A Preferred Stock. These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our common stock available for public trading. Sales by the BDT Investor, Markel, Mitchell P. Rales or Steven M. Rales or their permitted transferees of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock.

Also, under our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), there are additional authorized shares of our common stock, which, if subsequently issued, could have a further dilutive effect on our outstanding common stock.

Our Certificate of Incorporation contains provisions that grant the BDT Investor certain rights which may limit our flexibility in operating our business.

So long as the BDT Investor and its permitted transferees beneficially own, in the aggregate, at least 50% of the Series A Preferred Stock issued to the BDT Investor under the securities purchase agreement with the BDT Investor (the “BDT Purchase Agreement”), the BDT Investor’s written consent is required in order for us to take certain corporate actions, including:

•

the incurrence of certain indebtedness (excluding certain permitted indebtedness) if the ratio of such indebtedness to EBITDA (as defined in our credit agreement with Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc.) exceeds certain specified ratios, measured by reference to the last twelve-month period for which financial information is reported by us (pro forma for acquisitions during such period);

•	the issuance of any shares of preferred stock;

•

any change to our dividend policy or the declaration or payment of any dividend or distribution on any of our stock ranking subordinate or junior to the Series A Preferred Stock with respect to the payment of dividends and distributions (including our common stock) under certain circumstances;

•	any voluntary liquidation, dissolution or winding up of Colfax;

•	any change in our independent auditor;

•	the election of anyone other than Mitchell P. Rales as Chairman of our Board of Directors;

•	any acquisition of another entity or assets for a purchase price exceeding 30% of our equity market capitalization;

•

any merger, consolidation, reclassification, joint venture or strategic partnership or similar transaction, or any disposition of any assets (excluding sale/leaseback transactions and other financing transactions in the ordinary course of business) of Colfax if the value of the resulting entity, level of investment by Colfax or value of the assets disposed, as applicable, exceeds 30% of our equity market capitalization;

•	any amendments to our organizational or governing documents, including our Certificate of Incorporation and our Amended and Restated Bylaws (the “Bylaws”); and

•	any change in the size of our Board of Directors.

Our Certificate of Incorporation also provides that, so long as the BDT Investor and certain permitted transferees beneficially own at least 10% of our common stock (on a fully-diluted basis), the BDT Investor’s written consent is required to alter, amend or repeal the provisions of our Certificate of Incorporation, which sets forth the authorized number of members of our Board of Directors and the BDT Investor’s nomination rights in respect of members of our Board of Directors. The above factors could limit our financial and operational flexibility, and as a result could have a material adverse effect on our business, financial condition and results of operations.

The BDT Investor may exercise significant influence over us, including through its ability to nominate up to two members of our Board of Directors.

The shares of our common stock and Series A Preferred Stock owned by the BDT Investor represent approximately 28% of the voting rights in respect of our issued share capital. Our Certificate of Incorporation provides that the BDT Investor’s consent is required before we may take certain actions for so long as the BDT Investor and its permitted transferees beneficially own in the aggregate at least 50% of the Series A Preferred Stock issued pursuant to the BDT Purchase Agreement. As a result, the BDT Investor may have the ability to significantly influence the outcome of any matter submitted for the vote of our shareholders. The BDT Investor may have interests that diverge from, or even conflict with, our interests and those of our other shareholders.

Our Certificate of Incorporation also provides that the BDT Investor will have the right to exclusively nominate two out of eleven directors to our Board of Directors so long as the BDT Investor holds at least 20% of our outstanding common stock (calculated on a fully diluted basis, assuming conversion of the Series A Preferred Stock at the then-existing conversion price), with one of its nominees to serve on the Audit Committee of our Board of Directors and one of its nominees to serve on the Compensation Committee of our Board of Directors. BDT Investor will have the right to exclusively nominate one out of ten directors to our Board of Directors so long as the BDT Investor and its permitted transferees beneficially own in the aggregate less than 20% but more than 10% of our outstanding common stock (calculated on a fully diluted basis, assuming conversion of the Series A Preferred Stock at the then-existing conversion price), with such nominee to serve on the Audit Committee and the Compensation Committee of our Board of Directors.

In addition, following the completion of the transactions contemplated by the securities purchase agreements we entered into with Mitchell P. Rales, Steven M. Rales and Markel (together with the BDT Purchase Agreement, the “Purchase Agreements”), the ownership position of the BDT Investor, Mitchell P. Rales and Steven M. Rales and the governance rights of the BDT Investor could discourage a third party from proposing a change of control or other strategic transaction concerning us.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of us, which could decrease the value of our shares.

Our Certificate of Incorporation, Bylaws, and Delaware law contain provisions that may make it difficult for a third party to acquire us without the consent of our Board of Directors. These provisions include prohibiting shareholders from taking action by written consent, prohibiting special meetings of shareholders called by shareholders and prohibiting shareholder nominations and approvals without complying with specific advance notice requirements. In addition, our Board of Directors has the right to issue preferred stock without shareholder approval, which our Board of Directors could use to effect a rights plan or “poison pill” that could dilute the stock ownership of a potential hostile acquirer and may have the effect of delaying, discouraging or preventing an acquisition of us. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of its outstanding voting stock. Although Mitchell P. Rales and Steven M. Rales both individually hold more than 15% of our outstanding voting stock, and the BDT Investor will hold more than 25% of our outstanding voting stock, this provision of Delaware law does not apply to them.

The market price of our common stock may experience a high level of volatility.

Stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $260,770,000, or $293,410,000 if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and our estimated expenses of the offering.

We intend to use the proceeds of this offering for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital and capital expenditures. Net proceeds may be temporarily invested prior to deployment for their intended purposes.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our Certificate of Incorporation, Bylaws and Certificate of Designations of Series A Preferred Stock (the “Series A Certificate of Designations”) are summaries and are qualified by reference to the Certificate of Incorporation, Bylaws and Series A Certificate of Designations.

Our authorized capital stock consists of 400,000,000 shares of common stock, $0.001 par value per share and 20,000,000 shares of preferred stock, $0.001 par value per share. As of February 24, 2012, there were 84,761,760 shares of common stock and 13,877,552 shares of Series A Preferred Stock outstanding.

Common Stock

Subject to the rights of the holders of any series of preferred stock (including the Series A Preferred Stock), the holders of shares of common stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise its vote either in person or by proxy. Subject to any preferences to which holders of shares of preferred stock (including Series A Preferred Stock) may be entitled, the holders of outstanding shares of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event that we liquidate, dissolve or wind up, the holders of outstanding shares of common stock are entitled to share ratably in all of our assets which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences, if any, to which holders of shares of preferred stock (including the Series A Preferred Stock) may be entitled. The holders of outstanding shares of common stock do not have any preemptive, subscription, redemption or sinking fund rights. The outstanding shares of common stock are, and upon issuance and sale as contemplated hereby the shares to be issued in the offering will be, duly authorized, validly issued, fully paid and nonassessable.

The BDT Investor has the right to exclusively nominate for election to our Board of Directors and certain of its committees:

•	two of 11 directors for so long as the BDT Investor and certain permitted transferees beneficially own, in the aggregate, more than 20% of our outstanding common stock; and

•	one of 10 directors for so long as the BDT Investor and certain permitted transferees beneficially own, in the aggregate, equal to or less than 20% but more than 10% of our outstanding common stock;

in each case calculated in accordance with our Certificate of Incorporation and subject to applicable law and New York Stock Exchange Listed Company Manual rules. In addition, for so long as the BDT Investor and certain permitted transferees beneficially own, in the aggregate, more than 10% of our outstanding common stock, the written consent of the BDT Investor is required to alter, amend or repeal the provisions of Article 5.1 of the Certificate of Incorporation, which sets forth the authorized number of members of the Board of Directors and the BDT Investor’s nomination rights in respect of members of the Board of Directors.

Preferred Stock

Our Certificate of Incorporation authorizes us to issue up to 20,000,000 shares of preferred stock, in one or more series and containing the rights, privileges and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights or sinking fund rights, as may from time to time be determined by our Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings or other matters as the Board of Directors deems to be appropriate. In the event that any shares of preferred stock shall be issued, a certificate of designation, setting forth the series of the preferred stock and the relative rights, privileges and limitations with respect thereto, is required to be filed with the Secretary of State of the State of Delaware. The effect of having preferred stock authorized is that our Board of Directors alone, within the bounds of and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of preferred stock, which may adversely affect the voting and other rights of holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change in control of our company.

Series A Perpetual Convertible Preferred Stock

On January 24, 2012, we filed the Series A Certificate of Designations with the Secretary of the State of Delaware. The Series A Preferred Stock is convertible into shares of common stock and carries certain preferred voting, dividend, liquidation, pre-emptive and other rights.

Voting Rights

Each share of Series A Preferred Stock entitles its holder to vote on all matters submitted to the holders of the common stock, voting together as a single class. Each share of Series A Preferred Stock entitles its holder to cast the number of votes equal to the number of votes which could be cast by a holder of the shares of common stock into which such holder’s share of Series A Preferred Stock is convertible as of the record date of the relevant vote. In addition, the affirmative vote or consent of more than 50% of the shares of Series A Preferred Stock, voting separately as a class, is required to approve any

•

amendment of the Certificate of Incorporation, the Bylaws, the Series A Certificate of Designations or any document amendatory or supplemental thereto that would adversely affect the rights of the Series A Preferred Stock or

•	other action for which a vote of the Series A Preferred Stock, voting separately as a class, is required by law.

The BDT Investor has consent rights over certain corporate actions, including mergers, consolidations or similar transactions exceeding specified thresholds, and the election of anyone other than Mitchell P. Rales as Chairman of the Board of Directors, for so long as the BDT Investor beneficially owns at least 50% of the Series A Preferred Stock and the right to appoint up to two members of our Board of Directors depending on its beneficial ownership of our securities from time to time.

Conversion; Redemption

Pursuant to the Series A Certificate of Designations, the Series A Preferred Stock is convertible, in whole or in part, at the option of the holders thereof at any time after the date the shares of Series A Preferred Stock are issued into fully paid and nonassessable shares of common stock at a conversion rate determined by dividing the liquidation preference (defined as $24.50, subject to customary anti-dilution adjustments, the “Liquidation Preference”) by a number equal to 114% of the Liquidation Preference, subject to adjustment as set forth in the Series A Certificate of Designations (the “Conversion Rate”). The initial conversion price of the Series A Preferred Stock is $27.93, which is subject to adjustment in customary circumstances. At the initial conversion price, the 13,877,552 shares of Series A Preferred Stock issued to the BDT Investor are convertible into 12,173,291 shares of common stock. The Series A Preferred Stock is also convertible, in whole or in part, at our option on or after the third anniversary of the issuance of the shares of Series A Preferred Stock into shares of common stock at the Conversion Rate if, among other things:

•

for the preceding thirty trading days, the closing price of our common stock on the New York Stock Exchange exceeds 133% of the applicable conversion price, calculated by dividing the Liquidation Preference by the then-applicable Conversion Rate; and

•	we have declared and paid or set apart for payment all accrued but unpaid dividends on the Series A Preferred Stock.

In the event of conversion of only part of the outstanding shares of the Series A Preferred Stock, the shares to be redeemed shall be selected pro rata. We are required to reserve a sufficient number of shares of our authorized common stock for the purpose of effecting the conversion of all outstanding Series A Preferred Stock.

In addition, we have the option to redeem all (but not less than all) of the outstanding Series A Preferred Stock under certain circumstances in return for a cash payment equal, on a per share basis, to the greater of (i) the Liquidation Preference and (ii) the U.S. dollar amount equal to the Liquidation Preference divided by the Conversion Rate.

Preferred Dividend and Liquidation Rights; Ranking

Under the terms of the Series A Preferred Stock set forth on the Series A Certificate of Designations, holders are entitled to receive cumulative cash dividends, payable quarterly, at a per annum rate of 6% of the Liquidation Preference, provided that the dividend rate shall be increased to a per annum rate of 8% if we fail to pay the full amount of any dividend required to be paid on such shares until the date that full payment is made. Neither we nor our subsidiaries shall declare or pay any dividends or other distributions in respect of the common stock or any other class of our stock ranking lower than the Series A Preferred Stock with respect to dividends and distributions (“Junior Stock”), unless all accrued but unpaid dividends have been declared and paid (or sums have been set apart for payment) on the Series A Preferred Stock. If any dividend or distribution in respect of common stock or other class of Junior Stock is made, the Series A Preferred Stock will share proportionately in such dividends (i) if such Junior Stock is common stock or convertible into common stock, in accordance with the number of shares of common stock issuable upon conversion of the Series A Preferred Stock calculated as of the record date for such dividend or distribution or (ii) if such Junior Stock is not common stock or convertible into common stock, as otherwise determined in good faith by our Board of Directors to be equitable under the circumstances.

Holders are also entitled, upon liquidation, dissolution or winding-up of our company, to receive payment out of the assets of the company legally available equal to the greater of (i) the

Liquidation Preference or (ii) the amount such holder would have received had each share of Series A Preferred Stock been converted into common stock immediately prior to the liquidation, dissolution or winding-up before any distribution is made to the holders of common stock or other capital stock ranking junior or subordinated to the Series A Preferred Stock with respect to the payment of dividends or distributions. Prior to the conversion or redemption or retirement and cancellation of all shares of the Series A Preferred Stock, we may not issue any capital stock ranking equal or senior to the Series A Preferred Stock with respect to the payment of dividends or distributions, or authorize any additional shares of Series A Preferred Stock.

Pre-emptive Rights

For a period of 24 months following the issuance of the Series A Preferred Stock, holders of such stock are entitled to pre-emptive rights to subscribe for additional shares of common stock in the event we wish to issue any shares of capital stock or securities convertible into or exchangeable for our capital stock at a price less than the Liquidation Preference to any person (a “Dilutive Issuance”). If a Dilutive Issuance occurs on or prior to the date that is 270 days after the issuance of the Series A Preferred Stock, then holders of such stock are entitled to subscribe for a number of new shares of common stock equal to the proportion of outstanding common stock beneficially owned by the holder and certain permitted transferees (on a fully diluted basis) at the same price and on the same terms and conditions as the Dilutive Issuance. If a Dilutive Issuance occurs after such date, but within the 24-month-period following the issuance of the Series A Preferred Stock, then holders of such stock are entitled to subscribe for a number of new shares of common stock that is double the proportion of outstanding common stock beneficially owned by the holder and certain permitted transferees (on a fully diluted basis) at the same price and on the same terms and conditions as the Dilutive Issuance.

The foregoing pre-emption rights do not apply to (i) issuances pursuant to any employee, director or consultant benefit plan, (ii) the issuance of common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date of issuance of the Series A Preferred Stock, (iii) a sub-division of the outstanding shares of common stock into a larger number of shares of common stock and (iv) the issuance of capital stock as consideration for a merger, acquisition, joint venture, strategic alliance or similar non-financing transaction. The holders of the Series A Preferred Stock have notified us that they will not exercise their pre-emption rights in connection with the issuance and sale of shares of common stock contemplated by this prospectus supplement.

Registration Rights Agreements

On January 24, 2012, we entered into registration rights agreements (the “Registration Rights Agreements”) with each of the BDT Investor, Mitchell P. Rales, Steven M. Rales and Markel (collectively, the “Investors”) in connection with the issuance and sale of (i) 14,756,945 shares of common stock and 13,877,552 shares of newly created Series A Preferred Stock to the BDT Investor, (ii) 2,170,139 shares of common stock to Mitchell P. Rales, (iii) 2,170,139 shares of common stock to Steven M. Rales and (iv) 1,085,070 shares of common stock to Markel Corporation, for aggregate consideration of $805 million on that date (the “Investments”). The Investors have registration rights under the Registration Rights Agreements in connection with the Investments as follows:

Shelf Registration and Demand Registration

The Investors have shelf registration rights under the Registration Rights Agreements. No later than three months after January 24, 2012, we must file a registration statement covering the resale of the shares of common stock and the shares of common stock issuable upon conversion of the Series A Preferred Stock (“Registrable Securities”). We have satisfied this requirement in part by filing a shelf registration statement on Form S-3 on February 23, 2012, and we intend to file a prospectus supplement for the resale of the Registrable Securities to fully satisfy this requirement. If we do not maintain the effectiveness of the shelf registration statement, the Investors each may require us to register the number of Registrable Securities beneficially owned by such Investor or any permitted transferee of Registrable Securities under the Securities Act, subject to certain limitations.

Piggyback Registration

If at any time we have determined to register any of our equity securities, with certain exceptions, we will give the Investors notice of such registration and include in such registration all securities held by the Investor or any permitted transferee of Registrable Securities, included by such persons in a written request, subject to certain customary cut-backs. The Investors have notified us that they will not exercise their piggyback rights in connection with the issuance and sale of shares of common stock contemplated by this prospectus supplement.

Expenses

We will pay all fees and expenses in connection with the registration rights set forth above, including the reasonable fees or disbursements of one counsel for each of the Investors or his or its permitted transferees, as selling holders of the Registrable Securities, but excluding any other expenses of the selling holders or underwriting commissions.

Indemnification

Subject to certain qualifications and limitations, we will indemnify each of the Investors and any permitted transferee of Registrable Securities and their officers, directors, employees and each underwriter and certain related parties for losses they incur as a result of acts or omissions by us or our subsidiaries in connection with any such registration.

Registrable Shares of Common Stock

Shares cease to be Registrable Securities when (i) a registration statement with respect to the sale by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been distributed to the public in accordance with Rule 144 under the Securities Act or are able to be sold pursuant to Rule 144 under the Securities Act (or any similar provision then in force, but not Rule 144A) without volume, manner of sale or notice limitations or requirements or (iii) they shall have ceased to be outstanding.

Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 defines an “interested stockholder” as:

•	any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation; and

•	any entity or person affiliated with or controlling or controlled by the entity or person.

Although Mitchell P. Rales and Steven M. Rales both individually hold more than 15% of our outstanding voting stock, and the BDT Investor holds more than 25% of our outstanding voting stock, this provision of Delaware law does not apply to them.

The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve, even if a change in control would be beneficial to the interests of our stockholders.

Certificate of Incorporation and Bylaws Provisions

Majority Voting Provisions for Director Elections

Under our Bylaws, election of directors will be by a majority of votes cast, or a plurality in the event that, as of the tenth day preceding the day notice of the meeting at which directors are to be elected has been mailed to stockholders, the number of director nominees exceeds the number of directors to be elected. A director who fails to achieve a majority of votes cast in an uncontested election will be required to offer irrevocably to resign from the Board of Directors, and the remaining directors will determine whether to accept the resignation. Vacancies created by resignations or otherwise may be filled by vote of the remaining directors.

Number of Directors; Removal; Filling Vacancies

Our Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors comprising the entire Board of Directors will be fixed from time to time by action of not less than a majority of the directors then in office. The number may not be less than three or more than nine, unless approved by action of not less than two-thirds of the directors then in office. In addition, the Bylaws provide that, subject to any rights of holders of preferred stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board of Directors (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the Board of Directors could prevent any stockholder from enlarging the Board and filling the new directorships with that stockholder’s own nominees.

Limitation on Special Meeting; No Stockholder Action by Written Consent

The Certificate of Incorporation and the Bylaws provide that (subject to the rights, if any, of holders of any class or series of preferred stock then outstanding) (i) only the chairman of the Board or a majority of the Board of Directors will be able to call a special meeting of stockholders; (ii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors; and (iii) stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board of Directors, except at an annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of our stockholders.

This procedure provides that, subject to the rights of any holders of preferred stock, only persons who are nominated by or at the direction of the Board of Directors, any committee appointed by the Board of Directors, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors. The procedure provides that at an annual meeting only that business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors, any committee appointed by the Board of Directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring that business before the meeting. Under the procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting generally must be received by the secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (although under certain circumstances the notice period may differ). A stockholder’s notice proposing to nominate a person for election as director must contain specific information about the nominating stockholder and the proposed nominee. A stockholder’s notice relating to the conduct of business other than the nomination of directors must contain specific information about the business and about the proposing stockholder. If the chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the procedure, the person will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

By requiring advance notice of nominations by stockholders, this procedure affords our Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about his qualifications. By requiring advance notice of other proposed business, the procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board of Directors, provides the Board of Directors with an opportunity to inform stockholders, prior to the meetings, of any business proposed to be conducted at the meetings, together with any recommendations as to the Board’s position regarding action to be taken with respect to the business, so that stockholders can better decide whether to attend the meeting or to grant a proxy regarding the disposition of the business.

Although the Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us or our stockholders.

Limitation of Liability of Directors

Our Bylaws provide that we must indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services provided to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management. See “—Limitation of Liability and Indemnification.”

Limitation of Liability and Indemnification

Our Certificate of Incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or

•	any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our Bylaws require us to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law. We may limit the extent of this indemnification by individual contracts with our directors and executive officers. Furthermore, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by any director or executive officer or any proceeding by any director or executive officer against us or our directors, officers, employees or other agents, unless indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors.

We have entered into agreements with our directors and certain of our executive officers to give the directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Bylaws and to provide additional procedural protections.

At present, there is no pending litigation or proceeding involving a director, officer or employee of our company for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so. We have directors’ and officers’ liability insurance.

Transfer Agent and Registrar

Registrar and Transfer Company is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “CFX.”

UNDERWRITING (CONFLICTS OF INTEREST)

We have entered into an underwriting agreement with Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, on a several and not joint basis, and the each of the underwriters has severally agreed to purchase, the shares of common stock indicated in the following table at the price set forth on the front cover page of this prospectus supplement.

Underwriter	Number of Shares
Deutsche Bank Securities Inc.	2,800,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,400,000
KeyBanc Capital Markets Inc.	800,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	400,000
RBC Capital Markets, LLC	400,000
Robert W. Baird & Co. Incorporated	400,000
Scotia Capital (USA) Inc.	400,000
SunTrust Robinson Humphrey, Inc.	400,000

Total	8,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. The underwriting agreement provides that the obligations of the underwriters to take and pay for the shares are subject to a number of conditions, including, among others, the accuracy of our representations and warranties in the underwriting agreement, receipt of specified letters from counsel and Colfax’s and Charter’s independent registered public accounting firms, and receipt of specified officers’ certificates.

The underwriters have an option to buy up to an additional 1,000,000 shares of common stock. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

We have been advised that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the shares, the underwriters may change the offering price and other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, will be approximately $350,000.

The following table shows the underwriting discount to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional 1,000,000 shares of common stock.

	Without option exercise	With full option exercise
Total Underwriting Discount	$10,880,000	$12,240,000

We have agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange

Commission (the “SEC”) a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement.

All of our directors and executive officers and certain holders of our common stock have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of at least 90 days after the date of this prospectus supplement, has agreed that such person or entity will not, without the prior written consent of the representatives, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, subject to certain exceptions. In addition, our directors and executive officers and certain holders of our common stock have agreed that, without the prior written consent of the representatives on behalf of the underwriters, it will not, during the period ending 90 days after the date of the prospectus supplement, make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the New York Stock Exchange under the symbol “CFX.”

In connection with this offering the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering, or “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, it will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock.

These activities, as well as other purchases by the underwriters for their own accounts, may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us, for which they received or will receive customary fees and expenses. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities or instruments.

Deutsche Bank AG New York Branch, an affiliate of Deutsche Bank Securities Inc., is the administrative agent, collateral agent, swing line lender, L/C issuer and a lender under, and affiliates of certain of the other underwriters are lenders under, our senior credit facility.

Conflict of Interest

As described in “Use of Proceeds,” the net proceeds from this offering may be used to repay indebtedness, including indebtedness under our senior credit facility. Because certain affiliates of the underwriters are lenders under our senior credit facility and because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of one or more underwriters, which underwriter or underwriters are participating in this offering and are members of FINRA, this offering is being conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The securities will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that

Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

VALIDITY OF THE COMMON STOCK

Gibson, Dunn & Crutcher LLP will pass upon the validity of the common stock. Shearman & Sterling LLP will pass upon certain matters for the underwriters.

EXPERTS

The consolidated financial statements of Colfax Corporation appearing in Colfax Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including schedule appearing therein), and the effectiveness of Colfax Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Charter International plc appearing in Colfax Corporation’s Proxy Statement filed with the SEC on December 19, 2011 have been audited by PricewaterhouseCoopers LLP, independent auditor, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of PricewaterhouseCoopers LLP pertaining to such financial statements as of the date given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (File No. 333-179650) with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, DC 20549, and you may obtain copies from the SEC at prescribed rates.

Statements contained in this prospectus supplement and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our investor relations website, http://ir.colfaxcorp.com, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at http://ir.colfaxcorp.com. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 23, 2012 (File No. 001-34045);

•	Our Current Reports on Form 8-K filed with the SEC on January 5, 2012, January 6, 2012, January 17, 2012, January 30, 2012 and February 24, 2012 (File No. 001-34045);

•	Our Proxy Statement filed with the SEC on April 15, 2011 (File No. 001-34045);

•

The Consolidated Financial Statements of Charter International plc and the Colfax Corporation Unaudited Pro Forma Condensed Combined Financial Information in our Proxy Statement filed with the SEC on December 19, 2011 (File No. 001-34045);

•

The description of our common stock, par value $0.001 per share, contained in the Registration Statement on Form 8-A registration statement, filed with the SEC on May 5, 2008 (File No. 001-34045), registering our common stock pursuant to Section 12(b) of the Exchange Act, including any and all amendments and reports filed under Section 13(a) or 15(d) of the Exchange Act for the purpose of updating such description; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

Colfax Corporation

ATTN: Corporate Secretary

8170 Maple Lawn Boulevard, Suite 180

Fulton, Maryland 20759

(301) 323-9000

You should rely only on the information incorporated by reference or provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with other information.

PROSPECTUS

COLFAX CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may from time to time offer to sell our senior or subordinated debt securities, common stock or preferred stock, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. The senior or subordinated debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “CFX.” The senior or subordinated debt securities, preferred stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759. Our telephone number is (301) 323-9000.

Investing in our securities involves certain risks. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2012

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, DC 20549, and you may obtain copies from the SEC at prescribed rates.

Statements contained in this prospectus, any prospectus supplement and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our investor relations website, http://ir.colfaxcorp.com, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at http://ir.colfaxcorp.com. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “registrant,” “we,” “us,” and “our” refer to Colfax Corporation and its subsidiaries.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 23, 2012 (File No. 001-34045);

•	Our Current Reports on Form 8-K filed with the SEC on January 5, 2012, January 6, 2012, January 17, 2012 and January 30, 2012 (File No. 001-34045);

•	Our Proxy Statement filed on April 15, 2011 (File No. 001-34045);

•

The Consolidated Financial Statements of Charter International plc and the Colfax Corporation Unaudited Pro Forma Condensed Combined Financial Information in our Proxy Statement filed with the SEC on December 19, 2011 (File No. 001-34045);

1

•

The description of our common stock, par value $0.001 per share, contained in the Registration Statement on Form 8-A registration statement, filed with the SEC on May 5, 2008 (File No. 001-34045), registering our common stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any and all amendments and reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the purpose of updating such description; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

Colfax Corporation

ATTN: Corporate Secretary

8170 Maple Lawn Boulevard, Suite 180

Fulton, Maryland 20759

(301) 323-9000

You should rely only on the information incorporated by reference or provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with other information.

2

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders. Unless otherwise stated in the applicable prospectus supplement, we will use the proceeds of any offering for general corporate purposes, which may include repayment of debt, acquisitions, additions to working capital and capital expenditures.

R ATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges and our historical ratios of earnings to fixed charges and dividends on preferred stock for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Years Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	3.65x	4.37x	4.68x	1.44x	6.06x
Ratio of earnings to fixed charges and dividends on preferred stock	3.65x	4.37x	4.68x	1.15x	2.70x

Earnings available for fixed charges represent income before income taxes and fixed charges before dividends on preferred stock. Fixed charges represent interest expense, including amortization of deferred financing costs, the interest portion of rental payment and, in the case of the ratios of earnings to fixed charges and dividends on preferred stock, dividends on preferred stock.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the senior or subordinated debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts or units that may be offered under this prospectus.

Any senior debt securities offered under this prospectus will be governed by a senior debt indenture, and any subordinated debt securities offered under this prospectus will be governed by a subordinated debt indenture. The forms of both indentures have been filed as exhibits hereto.

S ELLING SECURITY HOLDERS

We will set forth information about selling security holders, where applicable, in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP will pass upon the validity of any securities issued under this prospectus. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Colfax Corporation appearing in Colfax Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including schedules appearing therein), and the effectiveness of Colfax Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

3

The consolidated financial statements of Charter International plc appearing in Colfax Corporation’s Proxy Statement filed with the SEC on December 19, 2011 have been audited by PricewaterhouseCoopers LLP, independent auditor, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of PricewaterhouseCoopers LLP pertaining to such financial statements as of the date given on the authority of such firm as experts in accounting and auditing.

4

8,000,000 Shares

Common Stock

Prospectus

Deutsche Bank Securities	BofA Merrill Lynch

KeyBanc Capital Markets

Baird	BB&T Capital Markets	RBC Capital Markets

Scotiabank	SunTrust Robinson Humphrey

February 28, 2012